Exhibit 16.1

October 9, 2012

U.S. Securities and Exchange Commission

100 F Street N.E. Washington, D.C. 20549

Re: Osage Exploration and Development, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 10, 2012, of Osage Exploration and Development, Inc., and are in agreement with the statements contained in the fourth, fifth and sixth paragraph, of such Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Gloldman Kurland and Mohidin LLP

Encino, California

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

16133 Ventura Blvd., Suite 880 Encino, CA 91436

Tel 818-784-9000 Fax 818-784-9010